EXHIBIT 1.1

CHASE AUTO OWNER TRUST 2006-B

ASSET BACKED NOTES

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Depositor and Servicer

UNDERWRITING AGREEMENT

September 7, 2006

J.P. Morgan Securities Inc.

As Representative of the

Several Underwriters,

270 Park Avenue 10th Floor

New York, New York 10017

Ladies and Gentlemen:

1. Introductory. JPMorgan Chase Bank, National Association, a national banking association (the “Bank”), has formed Chase Auto Owner Trust 2006-B (the “Trust”) to issue $248,000,000 aggregate principal amount of Class A-1 5.43% Asset Backed Notes (the “Class A-1 Notes”), $284,000,000 aggregate principal amount of Class A-2 5.28% Asset Backed Notes (the “Class A-2 Notes”), $333,000,000 aggregate principal amount of Class A-3 5.13% Asset Backed Notes (the “Class A-3 Notes”), $270,390,000 aggregate principal amount of Class A-4 5.11% Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Class A Notes”) and $26,270,000 aggregate principal amount of Class B 5.24% Asset Backed Notes (the “Class B Notes” and, together with the Class A Notes, the “Notes”).

The assets of the Trust will include, among other things; a pool of simple interest retail installment sales contracts and purchase money notes and other notes (the “Receivables”) secured by new and used automobiles (the “Financed Vehicles”) and certain monies received thereunder on and after the opening of business on August 19, 2006, such Receivables to be transferred to the Trust and serviced by the Bank, as Servicer, or by a successor Servicer. The Original Pool Balance of the Receivables will equal approximately $1,181,621,314. The Notes will be issued pursuant to the Indenture to be dated as of September 13, 2006 (as amended and supplemented from time to time, the “Indenture”), between the Trust and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”).

Simultaneously with the issuance and sale of the Notes as described herein, the Trust will issue Class R Certificates (the “Certificates”) representing a fractional undivided ownership interest in the Trust, pursuant to the Amended and Restated Trust Agreement to be dated as of September 13, 2006 (as amended and supplemented from time to time, the “Trust

Agreement”), between the Bank and Wilmington Trust Company, as owner trustee (the “Owner Trustee”). The Notes and the Certificates are sometimes referred to collectively herein as the “Securities”.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Sale and Servicing Agreement to be dated as of September 13, 2006 (as amended and supplemented from time to time, the “Sale and Servicing Agreement”), between the Trust and the Bank, as Depositor and Servicer.

This is to confirm the agreement concerning the purchase of the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes (collectively, the “Offered Notes”) from the Bank by the several underwriters named in Schedule I hereto (the “Underwriters”), for whom J.P. Morgan Securities Inc. is acting as representative (the “Representative”).

2. Representations and Warranties of the Bank. The Bank represents and warrants to, and agrees with, the Underwriters, that:

(a) A registration statement on Form S-3 (No. 333-131760) has been filed with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended (the “Act”), and the Rules and Regulations under the Act (the “Rules and Regulations”). Such registration statement, as amended, has been declared effective by the Commission. Such registration statement, as amended as of the time it became effective (including without limitation each deemed effective date and time in accordance with Rule 430B(f) of the Rules and Regulations (the “Effective Time”)), including all material incorporated by reference therein and all information deemed to be part thereof pursuant to Rule 430B of the Rules and Regulations is hereinafter referred to as the “Registration Statement.” No stop order suspending the effectiveness of the Registration Statement has been issued, and no proceeding for that purpose has been instituted or, to the knowledge of the Bank, threatened by the Commission. The conditions to the use of a registration statement on Form S-3 under the Act, as set forth in the General Instructions to Form S-3, and the conditions of Rule 415 of the Rules and Regulations, have been satisfied with respect to the Registration Statement. The Bank has filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations a preliminary prospectus supplement dated September 6, 2006 relating to the sale of the Offered Notes (including the static pool information required to be disclosed pursuant to Item 1105 of Regulation AB under the Act, without regard to whether such information is deemed to be a part of the prospectus under Item 1105(d) of Regulation AB under the Act, the “Preliminary Prospectus Supplement”) accompanied by the base prospectus dated September 6, 2006 (the “Base Prospectus”; together with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The Bank proposes to file with the Commission pursuant to Rule 424(b) of the Rules and Regulations a final prospectus supplement dated September 7, 2006 relating to the sale of the Offered Notes (including the static pool information required to be disclosed pursuant to Item 1105 of Regulation AB under the Act, without regard to whether such information is deemed to be a part of the prospectus under Item 1105(d) of Regulation AB under the Act, the “Prospectus Supplement”) to the Base Prospectus (together with the Prospectus Supplement, the “Prospectus”). Any reference in this Agreement to the Registration Statement, the Preliminary

Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the Effective Time or the date of the Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date and on or prior to the Closing Date (as defined herein) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission thereunder that are deemed to be incorporated by reference therein.

(b) The Registration Statement, at the Effective Time, (i) complied in all material respects with the applicable requirements of (A) the Act, (B) the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and (C) the Rules and Regulations and (ii) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Bank makes no representation and warranty with respect to information contained in or omitted from the Registration Statement in reliance upon, or in conformity with, information furnished in writing to the Bank by or on behalf of any Underwriter through the Representative specifically for use in connection with the preparation of the Registration Statement. The Registration Statement, as of the Closing Date, will comply in all material respects with the applicable requirements of the Act, the Trust Indenture Act and the Rules and Regulations.

(c) The Preliminary Prospectus complied, and the Prospectus will comply, when filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, in all material respects with the applicable requirements of the Act, the Trust Indenture Act and the Rules and Regulations.

(d) At or prior to the time when sales to purchasers (including, without limitation, contracts of sale) of the Offered Notes were first made by the Underwriters, which was approximately at 10:45 a.m. on September 7, 2006 (the “Time of Sale”), the Bank had prepared the Preliminary Prospectus (the “Time of Sale Information”) in connection with the offering of the Offered Notes. If, at or subsequent to the Time of Sale and prior to the Closing Date, the Time of Sale Information included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and as a result investors in the Offered Notes may terminate their old “Contracts of Sale” (within the meaning of Rule 159 under the Act) for any Offered Notes and the Underwriters enter into new Contracts of Sale with investors in the Offered Notes, then “Time of Sale Information” will refer to the information conveyed to investors at the time of entry into the first such new Contract of Sale, in an amended Preliminary Prospectus approved by the Bank and the Representative that corrects such material misstatements or omissions (each, a “Corrected Prospectus”) and “Time of Sale” will refer to the time and date on which such new Contracts of Sale were entered into.

(e) The Time of Sale Information, at the Time of Sale, did not include an untrue statement of a material fact or omit to state an material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Bank makes no representation and warranty with respect to information contained in or omitted from the Time of Sale Information in reliance upon, or in conformity with, information furnished in writing to the Bank by or on behalf of any Underwriter through the Representative specifically for use in connection with the preparation of the Time of Sale Information.

(f) The Prospectus, as of its date, as of the date of any amendment or supplement thereto and as of the Closing Date, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Bank makes no representation and warranty with respect to information contained in or omitted from the Prospectus or any amendment or supplement thereto in reliance upon, or in conformity with, information furnished in writing to the Bank by or on behalf of any Underwriter through the Representative specifically for use in connection with the preparation of the Prospectus or any amendment to supplement thereto. In the event the Bank becomes aware that, as of any Time of Sale, any Time of Sale Information with respect thereto contains or contained any untrue statement of material fact or omits or omitted to state a material fact necessary in order to make the statements contained therein (when read in conjunction with all Time of Sale Information) in the light of the circumstances under which they were made, not misleading (each, a “Defective Prospectus”), the Depositor shall promptly notify the Representative of such untrue statement or omission no later than two business days after discovery and the Bank shall, if requested by the Representative, prepare and deliver to the Underwriters a Corrected Prospectus.

(g) Other than the Preliminary Prospectus and the Prospectus, the Bank (including its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “free writing prospectus” as defined in Rule 405 of the Rules and Regulations (each, a “Free Writing Prospectus”), other than each Free Writing Prospectus listed on Annex A hereto. Each such Free Writing Prospectus is an “issuer free writing prospectus” within the meaning of Rule 433(h) of the Rules and Regulations (an “Issuer Free Writing Prospectus”). Each Issuer Free Writing Prospectus listed on Annex A hereto (i) complied in all material respects with the Act, (ii) has been filed, to the extent required by Rule 433(d) of the Rules and Regulations, (iii) did not contain any information that conflicts with information contained in the Registration Statement, including information included pursuant to Rule 430B or Rule 430C, and not superseded or modified and (iv) when taken together with the Preliminary Prospectus, such Issuer Free Writing Prospectus, at the Time of Sale, did not include any untrue statement of a material fact and did not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Bank makes no representation and warranty with respect to information contained in or omitted from each such Issuer Free Writing Prospectus in reliance upon, or in conformity with, information furnished in writing to the Bank by or on behalf of any Underwriter through the Representative specifically for use in connection with the preparation of such Issuer Free Writing Prospectus.

(h) The Bank is a national banking association organized under the laws of the United States, with full power and authority to own its properties and conduct its business as described in the Preliminary Prospectus and the Prospectus, and had at all relevant times and has power, authority and legal right to acquire, own, sell and service the Receivables.

(i) When the Offered Notes have been duly executed by the Owner Trustee on behalf of the Trust and, when authenticated by the Indenture Trustee in accordance with the Indenture and delivered upon the order of the Bank to the Underwriters pursuant to this Agreement and the Sale and Servicing Agreement, the Offered Notes will be duly issued and will constitute legal, valid and binding obligations of the Trust enforceable against the Trust in accordance with their terms, except to the extent that the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, conservatorship, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights as such laws would apply in the event of the insolvency, liquidation or reorganization or other similar occurrence with respect to the Bank or the Trust or in the event of any moratorium or similar occurrence affecting the Trust and to general principles of equity, and will be entitled to the benefits of the Indenture.

(j) When the Class A-1 Notes have been duly executed by the Owner Trustee on behalf of the Trust, when authenticated by the Indenture Trustee in accordance with the Indenture and delivered to or at the direction of the Bank pursuant to the Sale and Servicing Agreement, the Class A-1 Notes will be duly issued and will constitute legal, valid and binding obligations of the Trust enforceable against the Trust in accordance with their terms, except to the extent that the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, conservatorship, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights as such laws would apply in the event of the insolvency, liquidation or reorganization or other similar occurrence with respect to the Trust or in the event of any moratorium or similar occurrence affecting the Bank or the Trust and to general principles of equity, and will be entitled to the benefits of the Indenture.

(k) The direction by the Bank to the Owner Trustee to execute and authenticate the Certificates has been duly authorized by the Bank and, when the Certificates have been duly executed, authenticated and delivered by the Owner Trustee in accordance with the Trust Agreement, the Certificates will be duly issued and entitled to the benefits afforded by the Trust Agreement.

(l) The execution, delivery and performance by the Bank of this Agreement and the Basic Documents to which the Bank is a party, and the consummation by the Bank of the transactions provided for herein and therein have been, or will have been, duly authorized by the Bank by all necessary action on the part of the Bank; and neither the execution and delivery by the Bank of such instruments, nor the performance by the Bank of the transactions herein or therein contemplated, nor the compliance by the Bank with the provisions hereof or thereof, will (i) conflict with or result in a breach or violation of any of the material terms and provisions of, or constitute a material default under, any of the provisions of the articles of association or bylaws of the Bank, (ii) conflict with any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Bank or its properties, (iii) conflict with any of the provisions of any material indenture, mortgage, contract or other instrument to which the Bank is a party or by which it is bound, or (iv) result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, contract or other instruments, except, in the case of clauses (ii)

and (iii), for any such breaches or conflicts as would not individually or in the aggregate have a material adverse effect on the transactions contemplated hereby or on the ability of the Bank to consummate such transactions.

(m) When executed and delivered by the parties thereto, each of the Sale and Servicing Agreement and the Trust Agreement will constitute a legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except to the extent that the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, conservatorship, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights as such laws would apply in the event of the insolvency, liquidation or reorganization or other similar occurrence with respect to the Bank or in the event of any moratorium or similar occurrence affecting the Bank and to general principles of equity.

(n) All approvals, authorizations, consents, orders or other actions of any person, corporation or other organization, or of any court, governmental agency or body or official (except with respect to the state securities or “blue sky” laws of various jurisdictions), if so required in connection with the execution, delivery and performance of this Agreement and the Basic Documents to which the Bank is a party, have been or will be taken or obtained on or prior to the Closing Date.

(o) As of the Closing Date, the representations and warranties of the Bank, as Depositor and Servicer, in the Trust Agreement and the Sale and Servicing Agreement, as applicable, will be true and correct.

(p) This Agreement has been duly executed and delivered by the Bank.

(q) On the date on which the first bona fide offer of the Offered Notes is made, the Bank will not be an “ineligible issuer,” as defined in Rule 405 of the Rules and Regulations.

3. Purchase, Sale, Payment and Delivery of the Offered Notes. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Bank agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Bank, (a) at a purchase price of 99.868364% of the principal amount thereof, the principal amount of the Class A-2 Notes set forth opposite the name of such Underwriter in Schedule I hereto, (b) at a purchase price of 99.815491% of the principal amount thereof, the principal amount of the Class A-3 Notes set forth opposite the name of such Underwriter in Schedule I hereto, (c) at a purchase price of 99.749315% of the principal amount thereof, the principal amount of the Class A-4 Notes set forth opposite the name of such Underwriter in Schedule I hereto and (d) at a purchase price of 99.707630% of the principal amount thereof, the principal amount of the Class B Notes set forth opposite the name of such Underwriter in Schedule I hereto plus, in each case, accrued interest at the applicable Interest Rate from September 13, 2006 to, but excluding, the Closing Date.

The Bank will deliver the Offered Notes to the Representative for the respective accounts of the Underwriters against payment of the purchase price in immediately available funds drawn to the order of the Bank at the offices of Mayer, Brown, Rowe & Maw LLP in Chicago, Illinois at 8:00 a.m., Chicago time, on September 13, 2006, or at such other time not later than seven full business days thereafter as the Representative and the Bank determine, such time being herein referred to as the “Closing Date.” The Offered Notes of each class to be so delivered will be initially represented by one or more definitive Offered Notes registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”), and will be made available for inspection by the Representative at the office where delivery and payment for such Offered Notes is to take place no later than 1:00 p.m., New York City time, on the Business Day prior to the Closing Date.

4. Offering by the Underwriters. It is understood that the Underwriters propose to offer the Offered Notes for sale to the public (which may include selected brokers and dealers) as set forth in the Prospectus.

5. Covenants of the Bank. The Bank covenants and agrees with the Underwriters that:

(a) The Bank will file the Prospectus with the Commission pursuant to Rule 424(b) of the Rules and Regulations within the time prescribed therein and will provide evidence satisfactory to the Representative of such timely filing. The Bank will file any Issuer Free Writing Prospectus when and to the extent required by Rule 433(d) of the Rules and Regulations. Before using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, other than an Issuer Free Writing Prospectus listed on Annex A, the Bank will furnish to the Representative a copy of the proposed Issuer Free Writing Prospectus for review and approval. During any period that a prospectus relating to the Offered Notes is required to be delivered to purchasers of the Offered Notes by the Underwriters and dealers participating in the initial offering and sale of the Offered Notes on the Closing Date under the Act (or required to be delivered but for Rule 172 of the Rules and Regulations) (the “prospectus delivery period”), the Bank will not file any amendments to the Registration Statement, or any amendments or supplements to the Prospectus unless it shall first have delivered copies of such amendments or supplements to the Representative, and if the Representative shall have reasonably objected thereto promptly after receipt thereof; the Bank will promptly advise the Representative or its counsel (i) when notice is received from the Commission that any post-effective amendment to the Registration Statement has become or will become effective, (ii) of any request by the Commission for any amendment or supplement to the Registration Statement or the Prospectus or for any additional information and (iii) of any order or communication suspending or preventing, or threatening to suspend or prevent, the offer and sale of the Offered Notes or of any proceedings or examinations that may lead to such an order or communication, whether by or of the Commission or any authority administering any state securities or “blue sky” law, as soon as the Bank is advised thereof, and will use its reasonable efforts to prevent the issuance of any such order or communication and to obtain as soon as possible its lifting, if issued.

(b) If, at any time during the prospectus delivery period, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus in order to comply with the Act or the Rules and Regulations, the Bank promptly will prepare and file with the Commission

(subject to the Representative’s prior review pursuant to paragraph (a) of this Section 5), an amendment or supplement which will correct such statement or omission or an amendment or supplement which will effect such compliance.

(c) The Bank will furnish to the Representative copies of the Registration Statement, the Preliminary Prospectus, each Issuer Free Writing Prospectus, the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representative may reasonably request.

(d) The Bank will cooperate with the Representative in arranging for the qualification of the Offered Notes for sale and the determination of their eligibility for investment under the laws of such jurisdictions, or as necessary to qualify for the Euroclear System or Clearstream Banking, societe anonyme, as the Representative designates and will cooperate in continuing such qualifications in effect so long as required for the distribution of the Offered Notes; provided, however, that neither the Bank nor the Trust shall be obligated to qualify to do business in any jurisdiction in which it is not currently so qualified or to take any action which would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

(e) For a period from the date of this Agreement until the retirement of the Offered Notes, the Bank, as Servicer, will furnish to the Representative copies of each certificate and the annual statements of compliance delivered to the Noteholders and the independent certified public accountants’ reports and attestation reports furnished to the Indenture Trustee or the Owner Trustee pursuant to the Sale and Servicing Agreement, as soon as practicable after such statements and reports are furnished to the Indenture Trustee or the Owner Trustee.

(f) So long as any of the Offered Notes is outstanding, the Bank will furnish to the Representative as soon as practicable, (A) all documents distributed, or caused to be distributed, by the Bank to the Noteholders and (B) from time to time, such other information in the possession of the Bank concerning the Trust and any other information concerning the Bank filed with any governmental or regulatory authority which is otherwise publicly available, as the Representative may reasonably request; provided, however, that the Bank shall not be required to furnish hereunder any reports concerning the Trust filed by the Bank with the Commission.

(g) On or before the Closing Date, the Bank shall cause its computer records relating to the Receivables to be marked to show the Trust’s absolute ownership of the Receivables, and from and after the Closing Date neither the Bank nor the Servicer shall take any action inconsistent with the Trust’s ownership of such Receivables and the security interest of the Indenture Trustee therein, other than as permitted by the Sale and Servicing Agreement.

(h) To the extent, if any, that the rating provided with respect to the Offered Notes by Moody’s and/or Fitch is conditional upon the furnishing of documents or the taking of any other actions by the Bank agreed upon on or prior to the Closing Date, the Bank shall furnish such documents and take any such other actions.

(i) For the period beginning on the date hereof and ending on the Closing Date, unless waived by the Representative, neither the Bank nor any trust originated, directly or indirectly, by the Bank will offer to sell or sell notes (other than the Notes) collateralized by, or certificates (other than the Certificates) evidencing an ownership interest in, receivables generated pursuant to retail automobile or light-duty truck installment sale contracts or purchase money loans.

(j) The Bank will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not required to be filed with the Commission in accordance with Rule 433(d) of the Rules and Regulations.

6. Payment of Expenses. The Bank will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the printing and filing of the Registration Statement as originally filed and of each amendment thereto, (ii) the Indenture Trustee’s and Owner Trustee’s acceptance fee and the reasonable fees and disbursements of the counsel to the Indenture Trustee and counsel to the Owner Trustee, (iii) the fees and disbursements of PricewaterhouseCoopers LLP, (iv) the fees of the Rating Agencies and (v) blue sky expenses; provided, however, that the Underwriters may reimburse the Bank for certain expenses incurred by the Bank as agreed to by the Underwriters and the Bank.

7. Conditions to the Obligations of the Underwriters. The obligation of the several Underwriters to purchase and pay for the Offered Notes will be subject to the accuracy of the representations and warranties on the part of the Bank herein on the date hereof and as of the Closing Date, to the accuracy of the statements of officers of the Bank made pursuant to the provisions hereof, to the performance by the Bank of its obligations hereunder and to the following additional conditions precedent:

(a) On or prior to the date hereof, the Representative shall have received a letter (a “Procedures Letter”), dated the date of this Agreement, of PricewaterhouseCoopers LLP verifying the accuracy of such financial and statistical data contained in the Preliminary Prospectus and the Prospectus as the Representative shall deem reasonably advisable. In addition, if any amendment or supplement to the Prospectus made after the date hereof contains financial or statistical data, the Representative shall have received a letter dated the Closing Date confirming the Procedures Letter and providing additional comfort on such new data.

(b) The Prospectus shall have been filed in the manner and within the time period required by Rule 424(b) of the Rules and Regulations; the Bank shall have complied with all filing requirements applicable to any Issuer Free Writing Prospectus used or referred to after the date hereof; and prior to the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(c) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development involving a prospective change, in or affecting particularly the business or properties of the Bank or JPMorgan Chase & Co. which, in the reasonable judgment of the Representative, materially impairs the investment quality of the Offered Notes or makes it impractical to market the Offered Notes; (ii) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Bank or JPMorgan Chase & Co. on any exchange or in the over-the-counter market by such exchange or over-the-counter market or by the Commission; (iii) any banking moratorium declared by federal or New York authorities; or (iv) any outbreak or material escalation of major hostilities or any other substantial national or international calamity or emergency if, in the reasonable judgment of the Representative, the effect of any such outbreak, escalation, calamity or emergency on the United States financial markets makes it impracticable or inadvisable to proceed with completion of the sale of and any payment for the Offered Notes.

(d) The Representative shall have received opinions, dated the Closing Date and reasonably satisfactory, when taken together, in form and substance to the Representative, of Mayer, Brown, Rowe & Maw LLP, special counsel to the Bank, and Richards, Layton & Finger, P.A., special counsel to the Trust, and such other counsel otherwise reasonably acceptable to the Representative, with respect to such matters as are customary for the type of transaction contemplated by this Agreement.

(e) The Representative shall have received an opinion or opinions of Mayer, Brown, Rowe & Maw LLP, special counsel to the Bank, dated the Closing Date and reasonably satisfactory in form and substance to the Representative, with respect to certain matters relating to the treatment of the transfer of the Receivables from the Bank to the Trust by the Federal Deposit Insurance Corporation and with respect to a grant of a security interest in the Receivables to the Indenture Trustee and with respect to the perfection of the Indenture Trustee’s interest in the Receivables.

(f) The Representative shall have received from Sidley Austin LLP, counsel to the Underwriters, such opinion or opinions, dated the Closing Date and satisfactory in form and substance to the Representative, with respect to the validity of the Offered Notes, the Registration Statement, the Prospectus and other related matters as the Representative may require, and the Bank shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(g) The Representative shall have received an opinion of Mayer, Brown, Rowe & Maw LLP, special tax counsel to the Bank, dated the Closing Date and reasonably satisfactory in form and to the effect (a) that under current United States federal income tax law the Notes will be characterized as debt, and the Trust will not be characterized as an association (or a publicly traded partnership) taxable as a corporation for United States federal income tax purposes and (b) that, subject to the qualifications set forth therein, the statements made in the Preliminary Prospectus and the Prospectus under the caption “Material Federal Income Tax Consequences,” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the United States federal income tax matters described therein.

(h) The Representative shall have received an opinion of Richards, Layton & Finger, P.A., special counsel to the Owner Trustee, and such other counsel reasonably satisfactory to the Representative and its counsel, dated the Closing Date and satisfactory in form and substance to the Representative, with respect to such matters as are customary for the type of transaction contemplated by this Agreement.

(i) The Class A-2, Class A-3 and Class A-4 Notes shall have been rated “Aaa” by Moody’s and “AAA” by Fitch. The Class B Notes shall have been rated “A3” by Moody’s and “AA-” by Fitch.

(j) The Representative shall have received a certificate, dated the Closing Date, of an attorney-in-fact, a Vice President or more senior officer of the Bank in which such person, to the best of his or her knowledge after reasonable investigation, shall state that (i) the representations and warranties of the Bank in this Agreement are true and correct in all material respects on and as of the Closing Date, (ii) the Bank has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, (iii) the representations and warranties of the Bank, as Depositor and Servicer, in the Sale and Servicing Agreement and, as Depositor, in the Trust Agreement, are true and correct as of the dates specified in the Sale and Servicing Agreement and the Trust Agreement, (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are threatened by the Commission, (v) subsequent to the Time of Sale, there has been no material adverse change in the financial position or results of operation of the Bank’s automotive finance business except as set forth in or contemplated by the Time of Sale Information and the Prospectus or as described in such certificate and (vi) the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k) On the Closing Date, the Certificates shall have been issued to or at the direction of the Bank pursuant to the Trust Agreement.

(l) On the Closing Date, the Class A-1 Notes shall have been duly executed by the Owner Trustee on behalf of the Trust, duly authenticated by the Indenture Trustee and delivered to or at the direction of the Bank pursuant to the Indenture.

(m) The Bank will furnish the Representative, or cause the Representative to be furnished, with such number of conformed copies of such opinions, certificates, letters and documents referenced in this Section 7 as the Representative reasonably requests.

8. Indemnification. (a) The Bank will indemnify and hold harmless each Underwriter against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Prospectus, the Registration Statement, the Prospectus or any amendment or supplement thereto, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) arise out of, of are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus or any Issuer Information (as defined herein) contained in any Underwriter Free Writing Prospectus (as defined herein) or in any Free Writing Prospectus for which the Bank or any person acting on its behalf provided, authorized or approved information that is prepared and published or disseminated by a person unaffiliated with the Bank or any other offering participant that is in the business of publishing radio or television broadcasting or otherwise disseminating communications, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading; and, in each case, will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim; provided, however, that the Bank shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Bank by any Underwriter through the Representative expressly for use therein.

(b) Each Underwriter severally agrees to indemnify and hold harmless the Bank, its directors, each of its officers or agents who signed the Registration Statement, and each person, if any, who controls the Bank within the meaning of Section 15 of the Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 8, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made (i) in the Preliminary Prospectus, the Registration Statement, the Prospectus, or any amendment or supplement thereto, or any Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Bank by such Underwriter through the Representative expressly for use in the Preliminary Prospectus, the Registration Statement, the Prospectus or any amendment or supplement thereto, or any Free Writing Prospectus or (ii) in any Underwriter Free Writing Prospectus; provided, however, that no Underwriter shall be obligated to so indemnify and hold harmless an indemnified party to the extent such losses, claims, damages or liabilities are caused by a misstatement or omission in any Underwriter Free Writing Prospectus resulting from an error or omission in (A) Issuer Information which was not corrected by Issuer Information subsequently supplied by the Bank to the Underwriter at any time prior to the Time of Sale, and (B) the information contained in the Prospectus or the Time of Sale Information.

(c) Each indemnified party shall give prompt notice to the indemnifying party of any action commenced against the indemnified parry in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have hereunder or otherwise, other than on account of this indemnity agreement. In case any such action shall be brought against an indemnified party and it shall have notified the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party with respect to such action), and it being understood that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys, and, after notice from the indemnifying party to the indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party under subsections (a) or (b) of this Section 8 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

(d) No indemnifying party shall, without the written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(e) The obligations of the Bank under this Section 8 shall be in addition to any liability which the Bank may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and each Underwriter’s obligations under this Section 8 shall be in addition to any liability which such Underwriter may otherwise have and shall extend, upon the same terms and conditions, to each director of the Bank, each officer or agent who signed the Registration Statement and to each person, if any, who controls the Bank within the meaning of Section 15 of the Act.

9. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 8 is for any reason held to be unavailable other than in accordance with its terms, the Bank and the Underwriters shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Bank or the Underwriters, as incurred, in such proportions so that the Underwriters are responsible for that portion represented by the percentage that the underwriting discount and commissions bear to the initial public offering price appearing thereon and the Bank is responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each person, if any, who controls an Underwriter within the meaning of Section 15 of the Act shall have the same rights to contribution as such Underwriter, and each director of the Bank, each officer or agent of the Bank who signed the Registration Statement, and each person, if any, who controls the Bank within the meaning of Section 15 of the Act shall have the same rights to contribution as the Bank.

10. Default of Underwriters. If any Underwriter defaults in its obligations to purchase the Offered Notes hereunder and the aggregate principal amount of the Offered Notes that such defaulting Underwriter agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Notes, the Representative may make arrangements satisfactory to the Bank for the purchase of such Offered Notes by other persons, including the non-defaulting Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Notes that such defaulting Underwriter agreed but failed to purchase. If any Underwriter so defaults and the aggregate principal amount of the Offered Notes with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Offered Notes and arrangements satisfactory to the Representative and the Bank for the purchase of such Offered Notes by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Bank, except as provided in Section 11. Nothing herein will relieve a defaulting Underwriter from liability for its default.

11. Offering Communications: Free Writing Prospectuses and ABS Informational and Computational Materials.

(a) Each Underwriter, severally, represents and warrants to the Bank that it has not and will not distribute any written materials that would be treated as “ABS informational and computational material,” as defined in Item 1101 (a) of Regulation AB under the Act (“ABS Informational and Computational Materials”).

(b) Each Underwriter represents, warrants and agrees with the Bank that other than the Time of Sale Information and the Prospectus, each Underwriter has not conveyed and will not convey, without the Bank’s prior written approval, to any potential purchaser of the Offered Notes any other written material of any kind that would constitute a Free Writing Prospectus or a “prospectus,” as defined in Section 2(a)(10) of the Act; provided, however, that each Underwriter may prepare and convey to one or more of its potential purchasers of the Offered Notes a Free Writing Prospectus containing no more than the following information: (A) information permitted under Rule 134 of the Rules and Regulations, including but not limited to, information relating to the class, size, weighted average life, rating, scheduled final payment date and/or final price of the Offered Notes, as well as a column or other entry showing the status of the subscriptions for each class of the Offered Notes and/or expected pricing parameters of each class of the Offered Notes and (B) information customarily contained in confirmations of sale of securities and notices of allocations, provided, that such Underwriter shall not distribute such Free Writing Prospectus in a manner that would require the filing of such Free Writing Prospectus pursuant to Rule 433(d) of the Rules and Regulations.

(c) Each Underwriter represents and warrants to the Bank that each Free Writing Prospectus prepared by or on behalf of such Underwriter (each, an “Underwriter Free Writing Prospectus”) did not, as of the date such Underwriter Free Writing Prospectus was conveyed or delivered to any prospective purchaser of the Offered Notes, include any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that such Underwriter makes no representation to the extent any misstatement or omission was the result of any inaccurate information which was publicly available or provided to such Underwriter by or on behalf of the Bank (such information, “Issuer Information”), which information was not corrected by Issuer Information subsequently supplied by or on behalf of the Bank to such Underwriter prior to the Time of Sale.

(d) Each of the Bank and the Underwriters agree that any Free Writing Prospectus prepared by it shall contain the legend required by Rule 433 of the Rules and Regulations.

(e) Each Underwriter will, pursuant to reasonable procedures determined in good faith, retain copies of each Underwriter Free Writing prospectus prepared by it that is not required to be filed with the Commission in accordance with Rule 433 of the Rules and Regulations.

12. Additional Underwriter Representations. (a) Each Underwriter, severally, represents and agrees (i) that it did not enter into any contract of sale for any Offered Notes prior to the Time of Sale and (ii) that it will, at any time that such Underwriter is acting as an “underwriter,” as defined in Section 2(a)(11) of the Act, with respect to the Offered Notes, convey to each purchaser to whom Offered Notes are sold by it during the period prior to the filing of the Prospectus (as notified to the Representative by the Bank), at or prior to the applicable time of any such contract of sale with respect to such purchaser, the Preliminary Prospectus.

(b) Each Underwriter acknowledges and agrees that for all purposes of Rule 159A of the Rules and Regulations, solely as between it and the other Underwriters, such Underwriter shall be responsible only for any Underwriter Free Writing Prospectus prepared by such Underwriter or any other Underwriter Free Writing Prospectus used or referred to in connection with the offering or selling of the Offered Notes by such Underwriter to any investor. Each Underwriter acknowledges and agrees that it has not participated in the planning for the use of any Underwriter Free Writing Prospectus prepared by any other Underwriter in any manner.

(c) Each Underwriter represents, warrants, covenants and agrees with the Depositor that:

(i) Prior to entering into any Contract of Sale, it shall convey the Time of Sale Information to the prospective investor. The Underwriter shall maintain sufficient records to document its conveyance of the Time of Sale Information to the potential investor prior to the formation of the related Contract of Sale and shall maintain such records as required by the Rules and Regulations.

(ii) If a Defective Prospectus has been corrected with a Corrected Prospectus, it shall (A) deliver the Corrected Prospectus to each investor with whom it entered into a Contract of Sale and that received the Defective Prospectus from it prior to entering into a new Contract of Sale with such investor, (B) notify such investor that the prior Contract of Sale with the investor, if any, has been terminated and of the investor’s rights as a result of such agreement and (C) provide such investor with an opportunity to agree to purchase the Offered Notes on the terms described in the Corrected Prospectus.

13. Arm’s Length Transaction. The Bank acknowledges and agrees that each Underwriter is acting solely in the capacity of an arm’s length contractual counterparty to the Bank with respect to the offering of Offered Notes contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Bank or any other person. Additionally, neither the Representative nor any other Underwriter is advising the Bank or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Bank shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Underwriter shall have any responsibility or liability to the Bank with respect thereto. Any review by the Underwriters of the Bank, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Bank.

14. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Bank or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation or statement as to the results thereof, made by or on behalf of the Underwriters, the Bank or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Notes. If for any reason the purchase of the Offered Notes by the Underwriters is not consummated, the Bank shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 6 and the respective obligations of the Bank and the Underwriters pursuant to Sections 8 and 9 shall remain in effect. If the purchase of the Offered Notes by the Underwriters is not consummated for any reason other than solely because of the occurrence of any event specified in clauses (ii), (iii) or (iv) of Section 7(c), the Bank will reimburse each Underwriter for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by it in connection with the offering of the Offered Notes.

15. Notices. All communications hereunder will be in writing and, if sent to the Representative or the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representative at J.P. Morgan Securities Inc., 270 Park Avenue, 10th Floor, New York, New York 10017, Attention: North American ABS, or, if sent to the Bank, will be mailed, delivered, or telegraphed and confirmed to JPMorgan Chase Bank, National Association, c/o Chase Auto Finance Corp., 900 Stewart Avenue, Garden City, New York 11530, Attention: Financial Controller.

16. Successors. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 8 and 9 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Offered Notes from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

18. No Bankruptcy Petition. Each Underwriter covenants and agrees that, prior to the date which is one year and one day after the payment in full of all securities issued by the Trust, it will not institute against, or join any other person in instituting against, the Trust any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any Federal or state bankruptcy or similar law.

19. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

20. United Kingdom. Each Underwriter hereby severally represents to and agrees with the Depositor that

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Trust; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

For purposes of this provision, “FSMA” means the Financial Services and Markets Act 2000.

If the foregoing is in accordance with the Representative’s understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Bank and the several Underwriters in accordance with its terms.

Very truly yours,

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION

By	/s/ Stephen R. Etherington
Name:	Stephen R. Etherington
Title:	Vice President

The foregoing

Underwriting Agreement is

hereby confirmed and

accepted as of the date

first written above:

J.P. MORGAN SECURITIES INC.

on behalf of itself and

as Representative

of the Several Underwriters,

named in Schedule I

By	/s/ Mark Sun
Name:	Mark Sun
Title:	Vice President

SCHEDULE I

Underwriter	Principal Amount of Class A-2 Notes	Principal Amount of Class A-3 Notes	Principal Amount of Class A-4 Notes	Principal Amount of Class B Notes
J.P. Morgan Securities Inc.	$170,000,000	$199,800,000	$162,234,000	$26,270,000
Credit Suisse Securities (USA) LLC	$38,000,000	$44,400,000	$36,052,000	$0
Goldman, Sachs & Co.	$38,000,000	$44,400,000	$36,052,000	$0
Lehman Brothers Inc.	$38,000,000	$44,400,000	$36,052,000	$0

Total	$284,000,000	$333,000,000	$270,390,000	$26,270,000

ANNEX A

CLS	$AMT	Rtgs (M/F)	WAL	E.F	LEGAL	Bmrk	Yield	Cpn	$Px
A-1	248mm	Aaa/AAA	0.32	05/07	** Not offered **
A-2	284mm	Aaa/AAA	1.05	03/08	10/09	EDSF - 4	5.345	5.28	99.993364
A-3	333mm	Aaa/AAA	2.10	07/09	05/11	SWPS - 4	5.190	5.13	99.990491
A-4	270+mm	Aaa/AAA	3.45	06/10	04/14	SWPS - 2	5.173	5.11	99.974315
B	26.27mm	A3/AA-	2.59	06/10	04/14	SWPS + 10	5.307	5.24	99.977630

•	All notes are ERISA eligible

•	766 weighted average FICO

•	Pricing speed: 1.5 ABS, 10% clean-up call

•	Bloomberg ticker: CMAOT

•	Exp settle: 09/13/06 FLAT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.

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